EXHIBIT 99

5929 Baker Road, Suite 475 Minnetonka, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
Wireless Ronin Technologies Agrees to Further Extend Maturity Date of Note from NewSight
Corporation
Minneapolis, MN — April 8, 2008 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced that it has entered into an agreement to further extend the maturity date of the note issued to it by NewSight Corporation in October 2007. Pursuant to the agreement, the maturity date of the note has now been extended to the earlier of (1) May 30, 2008 or (2) the completion of NewSight’s next financing transaction.
     Under the agreement, Wireless Ronin will receive a total of $59,517 from NewSight in immediately available funds. This payment represents the amount due for network operating and maintenance services provided to NewSight in February and March 2008, and reimbursement of other fees associated with equipment owned by NewSight in which Wireless Ronin has a security interest.
     “NewSight did not complete its financing transaction during the first quarter of this year but we understand it is actively working to secure financing,” said Jeffrey C. Mack, president and CEO of Wireless Ronin Technologies. “By allowing NewSight additional time we feel it will be in a better position to realize the benefits of its advertising-based networks, its 3-D technology and the ability to repay the note. We see industry interest in advertising-based networks in many places, including the April 2008 issue of POP Times magazine which highlights NewSight’s networks.”

     The balance of the note is approximately $2.4 million. NewSight has agreed to make payment in advance to Wireless Ronin for all services or goods requested by NewSight pursuant to any agreements now in force until May 30, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.
     This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, on March 13, 2008.
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CONTACTS:
Investors
John Witham — CFO
jwitham@wirelessronin.com
(952) 564-3520